UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 9, 2009

SONOSITE, INC.
(Exact name of registrant as specified in its charter)

Washington	0-23791	91-1405022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21919 30th Drive S.E.
Bothell, Washington 98021-3904
(Address of principal executive offices, including zip code)

(425) 951-1200
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.

Agreement and Plan of Merger

On June 9, 2009, SonoSite, Inc., a Washington corporation (“SonoSite”), CardioDynamics International Corporation, a California corporation (“CDIC”) and Canada Acquisition Corp., a California corporation and a direct, wholly-owned subsidiary of SonoSite (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides for the acquisition of CDIC by SonoSite by means of a merger of Merger Sub with and into CDIC (the “Merger”), with CDIC as the surviving corporation. As a result of the Merger, CDIC would become a wholly-owned subsidiary of SonoSite.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of CDIC common stock, no par value (the “CDIC Shares”), other than any CDIC Shares owned by CDIC, SonoSite or Merger Sub, or by any shareholders of CDIC who are entitled to and who properly exercise dissenters’ rights under California law, will be cancelled and will be automatically converted into the right to receive $1.35 in cash, without interest.

Completion of the Merger is subject to customary closing conditions, including among others, (i) approval by CDIC shareholders and (ii) the absence of any order or injunction prohibiting the consummation of the Merger.

Certain directors, officers and affiliated shareholders of CDIC, holding in the aggregate approximately 9% of outstanding voting CDIC Shares, have executed a voting agreement to vote their shares in favor of approval of the Merger and adoption of the Merger Agreement, and against any proposal made in opposition to the Merger, and an irrevocable proxy appointing SonoSite’s Chief Financial Officer and General Counsel as proxies to vote such shareholders’ shares in favor of approval of the Merger and adoption of the Merger Agreement, and against any proposal made in opposition to the Merger.

The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to obtaining the requisite approvals of CDIC’s shareholders, restricting the solicitation of competing acquisition proposals by CDIC and CDIC’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger. The Merger Agreement provides that, upon termination under specified circumstances, CDIC may be required to pay SonoSite a termination fee of $750,000, depending on the conditions relating to the termination and, in addition, to reimburse SonoSite for an amount not to exceed $750,000 for expenses incurred by either SonoSite or Merger Sub.

Press Release Announcing the Merger

On June 9, 2009, SonoSite issued a press release relating to the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, CDIC has agreed to file a proxy statement and other materials with the SEC. The proxy statement will be mailed to the shareholders of CDIC. Investors are urged to read the proxy statement and these other materials carefully when they become available because they will contain important information about CDIC and the Merger. You will be able to obtain the proxy statement, as well as other filings containing information about CDIC, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by CDIC with the SEC can also be obtained, free of charge, by directing a request to CDIC, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, Attention: Chief Financial Officer.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of CDIC in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by CDIC with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press release by SonoSite, Inc., dated June 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOSITE, INC.

Date: June 9, 2009	By:	/s/ Michael J. Schuh
Michael J. Schuh Chief Financial Officer